UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934.

DATE OF REPORT:  August 15, 2010 (Date of earliest event reported)

ACCREDITED BUSINESS CONSOLIDATORS CORP.
(Exact name of registrant as specified in its charter)

PA                                            0-27182               25-1624305
                                                  (State or other jurisdiction                         (Commission File      IRS Employer
of incorporation)                                      Number)             Identification Number)

196 WEST ASHLAND STREET, DOYLESTOWN, PA 18901
(Address of principal executive offices)

267-629-2340
(Registrant's telephone number, including area code)

NOT APPLICABLE
(Former Name or Former Address, if changed since last report)

ITEM 8.01 Other Events

Hiland Terrace Corp. ("HTC") is a Pennsylvania corporation that purchased a small motel and business complex in Western Pennsylvania along with 1.6 acres of land.  Although completely independent from Accredited Business Consolidators Corp., the property houses certain businesses that we rely upon in the normal course of business.  In late 2009, AccreditedBiz learned of the purchase of the land by HTC.  We entered into an agreement with HTC to purchase slightly less than 10% of its outstanding stock.  In connection with the purchase of stock, we agreed to provide business consulting services to HTC.

The Company's officers also made loans from their personal accounts to HTC.

AccreditedBiz' consultations with HTC included a suggestion that management take HTC public through a registration statement filed with the Securities and Exchange Commission.  AccreditedBiz believed that, with the proper registration statement, HTC could raise between $250,000 to $1,000,000 for the purpose of paying off $90,000 in back property taxes, paying off a $50,000 mortgage, installing between 10 and 15 new rooms, and building an additional business outlet on the premises.

To date, HTC failed to provide the proper documentation to AccreditedBiz for it to assist the Company with with the plans to sell and equity interest via stock offering.  Moreover, the failure to pay the past property taxes that the Company inherited has resulted in a potential tax sale against the property.

To protect the loans and contracts made by the AccreditedBiz officers and a third-party, it was decided that an involuntary petition under Chapter 7 of the Bankruptcy Code would be filed against HTC.  AccreditedBiz may or may not join the petition.

The officers and AccreditedBiz believe that Chapter 7 proceedings will provide an opportunity to protect the assets of HTC and for the Company to reorganize whether through a payment plan of its debt or through a public offering. HTC, if it did not have the issues with the inherited property taxes, would be a profitable entity.  With funds to remodel the premises, a modern business establishment could be built on the location.

The bankruptcy filing against HTC will not have a material effect on any of our operations.  However, since we own a non-controlling interest in the entity, we believe that the event should be reported to shareholders.  AccreditedBiz will work with HTC management if they promptly advise us that they would entertain a proper course of action.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act
of 1934, the registrant has duly caused this report to be
signed on its behalf by the undersigned hereunto duly authorized.

Dated:   August 15, 2010

ACCREDITED BUSINESS CONSOLIDATORS CORP.

By: /s/ Andy William
Andy William
Vice President

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